Exhibit 19.1

Trades of Woodward Stock

Purpose

This policy and the attached Rule 10b5-1 Trading Plan Requirements Addendum are designed to prevent insider trading or the appearance of improper insider trading by our directors, officers, employees and consultants with respect to the trading of Woodward’s securities or the securities of other publicly traded companies, including but not limited to companies with which we have a business relationship. This policy summarizes certain of the key issues involving insider trading.

Scope of Policy

Persons Covered. This policy applies to directors, officers, employees and consultants of Woodward (“Insiders”). This policy also applies to any family member who resides with an Insider or other person who resides with an Insider, partnerships in which an Insider is a general partner, trusts in which an Insider is a trustee, and estates in which an Insider is an executor (“Related Persons”). Distributors, sales agents and joint venture partners who receive or have access to Woodward Material Nonpublic Information are also covered by this policy. Woodward employees dealing with distributors, sales agents and joint venture partners are to give appropriate instruction regarding this policy.

Transactions Covered. This policy applies to purchases and sales of stock or other publicly traded securities, such as put and call options, debentures, bonds and notes.

This policy applies to a cashless exercise of a stock option through a broker, which involves both the purchase of stock and the sale of purchased stock. However, this policy’s trading restrictions do not apply to (i) the cash exercise of a stock option when the purchased shares are not sold, but are held by the purchaser or (ii) the exercise of a tax withholding right pursuant to which a person has elected to have Woodward withhold shares upon the vesting of restricted stock or subject to an RSU or option to satisfy tax withholding requirements.

This policy’s trading restrictions do not apply to (i) purchases and sales of securities made in accordance with a Personal Plan Under Rule 10b5-1 of the Securities Exchange Act of 1934, or (ii) with respect to any deferral and distribution election made during an open trading window by a participant in Woodward’s Executive Benefit Program, the sale by the Company of a portion of shares distributed thereunder, to the extent such sales are made to satisfy tax withholding requirements.

This policy’s trading restrictions do apply to reallocations from Woodward stock in the Woodward Stock Plan to other investment options in the Woodward Retirement Savings Plan. However, the trading restrictions do not apply to the reinvestment of dividends in the Woodward Stock Plan.

This policy applies to all covered transactions for a period of six months following your separation from Woodward.

Policy

No Trading on Inside Information. You may not buy or sell securities of Woodward, directly or indirectly, if you are aware of Material Nonpublic Information related to Woodward. Similarly, you may not buy or

Exhibit 19.1

sell securities of any other company, directly or indirectly, if you are aware of Material Nonpublic Information about the company.

No Tipping. You may not disclose Material Nonpublic Information to others. Also, you may not express opinions or make recommendations to others regarding the purchase or sale of any securities when you are aware of Material Nonpublic Information.

Personal Plan Under Rule 10b5-1. If you are interested in establishing a personal plan under Rule 10b5-1 of the Securities Exchange Act of 1934, you must contact the General Counsel. You are not allowed to establish such a plan when you are aware of Material Nonpublic Information.

Restrictions During Blackout Periods. Woodward’s directors, executive officers and the Related Persons of such directors and officers and, upon specific notification, other employees and consultants of Woodward may not buy or sell securities of Woodward, directly or indirectly, during quarterly blackout periods or during event-specific blackout periods. If an individual (and any Related Person of such individual) is subject to a blackout restriction and the individual ceases to be an employee, director or consultant of the Company during such blackout period, such individual (and any such Related Person) shall remain subject to the blackout restriction until the blackout period then in effect is terminated. The quarterly blackout period begins as of market close on the fifth (5th) business day of the last month of a quarter (or earlier if deemed appropriate by the Chief Financial Officer or the General Counsel) and ends as of market open on the second full business day following the public release of Woodward’s earnings for the quarter. Event-specific blackout periods begin and end upon specific notification.

Pre-Clearance Requirements. Woodward’s directors and executive officers and the Related Persons of such directors and officers subject to Section 16 of the Securities Act of 1934 and, upon specific notification, other employees and consultants of Woodward, must obtain approval from the Chief Executive Officer, Chief Financial Officer or the General Counsel (each, a “Pre-Clearance Officer”) prior to buying or selling a Woodward security. The pre-clearance approval is valid until the earlier of (i) rescission by a Pre-Clearance Officer of such pre-clearance, and (ii) the beginning of the quarterly blackout period immediately following such pre-clearance. In the event any Pre-Clearance Officer desires to trade a Woodward security, such individual must obtain the approval of a Pre-Clearance Officer other than himself or herself prior to such trade.

Prohibited Transactions. You are prohibited from engaging in the purchase of Woodward securities on margin, or from pledging Woodward securities for any purpose. You are further prohibited from engaging in any transaction related to Woodward securities involving short sales, buying or selling puts or calls, or any other transaction that is designed to hedge or offset any decrease in the market value of Woodward securities.

Trading Notification and “Short-Swing Profits” Liability. Woodward’s directors and executive officers (and the Related Persons of such directors and officers) in accordance with Section 16 of the Securities Exchange Act of 1934 (i) must report each transaction involving Woodward securities to the General Counsel, orally or in writing, no later than one day after such transaction and must take measures to confirm that the information has been received, and (ii) are subject to a private right of action by Woodward (or shareholder’s suing on behalf of Woodward) to recover any profit realized by such

Exhibit 19.1

person from any purchase and sale (or sale and purchase) of any equity security of Woodward within any period of less than six months.

Definitions

Insiders. The definition of “Insiders” was provided under the caption “Scope of Policy.”

Material Information. Information is “Material Information” if there is a reasonable likelihood that an investor would consider it important in deciding whether to buy or sell a security, or that it could reasonably be expected to affect the price of the security. Both positive and negative information can be material. Common examples of material information are:

•
Actual earnings or losses
•
Projections of future earnings or losses or other earnings guidance
•
Pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets
•
A change in management
•
Major events regarding securities, including the declaration of a stock split or the offering of additional securities
•
Severe financial liquidity problems
•
Actual or threatened major litigation, or the resolution of such litigation
•
New or lost major contracts, orders, suppliers, customers or finance sources

Material Nonpublic Information. Information is “Material Nonpublic Information” if it is both Material Information and Nonpublic Information as such terms are defined herein.

Nonpublic Information. Information is “Nonpublic Information” if it has not been released broadly to the marketplace (such as by a news release or an SEC filing), or if investors have not had time to fully absorb information that has been released broadly to the marketplace. Generally, information is considered nonpublic until the end of the first full trading day on NASDAQ after the information is disclosed publicly.

Personal Plan Under Rule 10b5-1. A personal plan under Rule 10b5-1 under the Securities Exchange Act of 1934 is a plan that stipulates the timing and amount of future sales or purchases of securities. Once established, the plan does not permit the person to exercise any subsequent influence over how, when, or whether to execute planned purchases or sales for the duration of the plan.

Related Persons. The definition of “Related Persons” was provided under the caption “Scope of Policy.”

Responsibilities

Directors, officers, employees and consultants of Woodward are personally responsible for compliance with this policy. Failure to comply with this policy may subject covered persons to disciplinary action, including dismissal.

Exhibit 19.1

Upon request, all directors, officers, employees and consultants of Woodward must certify their understanding of, and intent to comply with, this policy.

Implementation Guidance

You may contact the Company’s General Counsel or the Chief Financial Officer about specific questions regarding this policy or the applicable laws to which it relates.

Exhibit 19.1

Rule 10b5-1 Trading Plan Requirements Addendum to

Policy 2-16-Trades of Woodward Stock “Insider” Trades of Securities

In order for transactions under a Personal Plan under Rule 10b5-1 under the Securities Exchange Act of 1934 (“Exchange Act”) to be exempt from (i) the prohibitions in this policy with respect to transactions made while aware of material nonpublic information and (ii) the pre-clearance procedures and blackout periods established under the insider trading policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5-1 and must meet the following requirements:

A.
Requirements Imposed by Rule 10b5-1 and Company Policy:
1.
The trading plan must be in writing and signed by the person adopting the trading plan.
2.
The trading plan must be adopted at a time when:
a)
the person adopting the trading plan is not aware of any material nonpublic information; and
b)
there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.
The trading plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan throughout its duration.
4.
The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
a)
is not aware of material nonpublic information about the securities or the Company; and
b)
is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.
The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
6.
If the person adopting the trading plan is not a member of the Board of Directors or an executive officer of the Company, the first trade under the trading plan may not occur until 30 calendar days after adoption of the trading plan (the “Non-D&O Cooling Off Period”).
7.
If the person adopting the trading plan is a member of the Board of Directors or an executive officer of the Company, the first trade under the trading plan may not occur until 90 calendar days after adoption of the trading plan or, if later, two business days after filing the Form 10-Q or 10-K covering the fiscal quarter (the fourth quarter in the case of the Form 10-K) in which the plan was adopted (the “D&O Cooling Off Period”). In any event, the D&O Cooling Off Period will not exceed 120 days.

Exhibit 19.1

8.
Subject to certain limited exceptions permitted under Rule 10b5-1(c):
•
a person is not permitted to have more than one active 10b5-1 trading plan during the same period; or
•
a person may not enter into more than one single-trade trading plan during any 12-month period.
9.
Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan, and the adoption of a new trading plan (a “Modification”). Therefore, a Modification is subject to the same conditions as a new trading plan as set forth in Sections A(1) through A(8) herein.
10.
If a trading plan would grant discretion to a stockbroker or other person with respect to the execution of trades under the plan, the proposed plan would be subject to approval by the Audit Committee of the Board of Directors of the Company. In addition, if the plan is approved by the Audit Committee:
•
trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
•
the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
•
the person administering the trading plan must provide prompt notice to the Section 16 Reporting Person of the Company of the execution of a transaction pursuant to the plan.
11.
All transactions under the trading plan must be in accordance with applicable law.
12.
The trading plan must be provided to the Company’s General Counsel promptly upon its adoption. The General Counsel must be notified promptly of any modification or termination of the trading plan, including any suspension of trading under the plan.
B.
Generally Required Guidelines (General Counsel May Exercise Discretion to Permit Exceptions):
1.
The trading plan must have a minimum term of six months starting from when trades may first occur in accordance with these requirements. A modified trading plan must have a minimum duration of six months from the time when trades may first occur under the modified plan in accordance with these requirements.
2.
All transactions in the Company’s stock during the term of the trading plan must be conducted through the trading plan (other than permitted deferrals and distributions under the Executive Benefit Plan (the “EBP”), the sale by the Company of shares under the EBP or the Omnibus Incentive Plan to the extent made to satisfy tax withholding requirements, or permitted gifts).

Exhibit 19.1

3.
If the person who adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities during the 30 calendar days after termination, and then only in accordance with these guidelines.